EX-99.1
                                  Press Release
                                                               October 30, 2000
EXHIBIT INDEX
Exhibit Number  99.1       Winn-Dixie Stores, Inc.
                           Press Release dated October 30, 2000
                           News Release No. 1008

(NYSE): WIN
RELEASE DATE:     OCTOBER 30, 2000

                           MEDIA CONTACT:
                           Mickey Clerc, Director of Public Relations,
                           (904) 783-5409

                           INVESTOR CONTACT:
                           Rick McCook, Chief Financial Officer,
                           (904) 783-5221

                           WINN-DIXIE TO BUY 72 GROCERY STORES,
             32 FUEL CENTERS AND 2 LIQUOR STORES FROM JITNEY JUNGLE

JACKSONVILLE, FL, October 30, 2000 - Winn-Dixie Stores, Inc. (NYSE: WIN) today announced an agreement with Jitney-Jungle Stores of America, Inc. and related companies under which Winn-Dixie plans to purchase 72 grocery stores, 32 fuel centers and 2 liquor stores. The Jitney-Jungle companies, headquartered in Jackson, Mississippi, have been operating under Chapter 11 of the Bankruptcy Code, since October 12, 1999.

Fifty-five of the grocery stores are located in Mississippi, eleven in Alabama, three in Louisiana and three in Florida. Most of the stores will become part of Winn-Dixie's Louisiana division and will be serviced from the Hammond Retail support facility, which currently has excess capacity. Most of the stores will continue to operate under their current Jitney Jungle, Jitney Premier, Sack & Save, MegaMarket, Delchamps and Pump & Save banners. Average size of the stores is approximately 34,300 square feet. Winn-Dixie will interview all of the employees at the stores to be acquired and plans to hire substantially all of the 5,600 retail employees at these stores.

Winn-Dixie has agreed to pay approximately $85 million plus inventory for the stores which currently generate approximately $650 million in annual sales. When completed, the transaction is projected to generate additional annualized earnings per share of 12 to14 cents beginning in the Company's fourth fiscal quarter. Closing is planned for January of 2001 subject to receipt of bankruptcy court and governmental approvals.

"This acquisition is a very good strategic fit for Winn-Dixie," said Allen R. Rowland, Winn-Dixie President and Chief Executive Officer. "These stores will give us good market share in a new geographic area. Adding excellent retail store management and employees to our Company is also exciting. The synergies of the excess capacities of our Hammond, LA retail support center and our manufacturing operations and Winn-Dixie's buying power should provide positive results for the Company."

Winn-Dixie Stores, Inc, (NYSE: WIN), is one of the nation's largest supermarket retailers, with over 1,000 stores in 14 states and the Bahamas. 2000 marks the Company's 75th anniversary. For more information on Winn-Dixie, visit its official website at http://www.winn-dixie.com.





Cautionary Statement Regarding Forward-Looking Information and Statements
--------------------------------------------------------------------------------

         This news release contains forward-looking information and statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Therefore, this news release should be read in conjunction with the reports the Company has filed with the Securities and Exchange Commission.

                                       ###